Corillian Enabling eFinance Corillian.com 3400 nw john olsen place hillsboro, oregon 97124-5805 p 800.863.6445 p 503.629.3300 f 503.617.0291

Corillian Reports Second Quarter 2004 Results
Delivers growth in revenues, earnings and cash; beats consensus EPS estimate by $0.01

PORTLAND, Ore. – July 21, 2004 – Corillian Corp. (NASDAQ: CORI), the top provider of online banking solutions to leading financial institutions, today reported financial results for the second quarter ended June 30, 2004.

Revenues for the second quarter were $12.4 million, compared to $11.5 million for the second quarter of 2003, an increase of eight percent. Net income for the second quarter was $2.3 million, resulting in diluted earnings per share of $0.06, beating the consensus analyst estimate by $0.01. This compares to net income of $1.8 million in the second quarter of 2003, which resulted in diluted earnings per share of $0.05.

Cash and investment balances at the end of the second quarter were $37.5 million, compared to $26.8 million at December 31, 2004.

“We’re very pleased with our results for the second quarter,” said Alex Hart, president and CEO of Corillian Corporation. “We increased revenues, earnings, backlog, and cash, and we solidified our position as the leading provider of online banking software with the addition of Wachovia to our blue-chip client list. Corillian continues its dominance as the online banking provider of choice for the top financial institutions, and our continued focus on providing a highly scalable, secure and flexible platform at a much lower cost than comparable in-house developed systems will encourage other leading financial institutions to partner with Corillian to provide increasingly attractive online services to their customers.”

Recent Highlights

•	Wachovia, the fourth largest bank in the U.S., licensed the Corillian Voyager platform and the Corillian Consumer Banking application. Wachovia is the first major bank to decide to move from an in-house developed system to a licensed vendor solution.

•	Hibernia National Bank, a $21 billion bank based in New Orleans, La., has chosen to upgrade to the Corillian Voyager 3.1 platform. The Corillian Voyager 3.1 platform will provide Hibernia

Enabling eFinance

with the industry’s most scalable and flexible platform, increasing Hibernia’s ability to rapidly deploy new and innovative online banking services to its more than 200,000 online banking customers.

•	Corillian signed a top 100 credit union through its partnership with NCR. This credit union licensed the Corillian Voyager platform and Corillian Consumer Banking application for on-premise deployment.

•	Five smaller financial institutions subscribed to NCR’s shared server solution for online banking and bill payment, powered by the Corillian Voyager platform.

•	Corillian launched the Corillian Fraud Detection System, a comprehensive subscription service that enables companies of all kinds to predict and thwart phishing scams and related fraudulent activities.

•	Corillian launched enterprise alerts capabilities that enable financial institutions to proactively deliver time-critical financial information to customers anytime, anywhere, through a variety of devices.

•	Corillian appointed Andre Bouchard, former senior practice director for Oracle Consulting, as senior vice president of professional services.

Financial Outlook

Based on the current backlog of projects in implementation, sales pipeline and an anticipated large performance bonus, Corillian anticipates that third quarter 2004 revenues will be in the range of $12.5 to $13.5 million and that EPS will be in the range of $0.06 to $0.08 per fully diluted share.

Corillian will hold a conference call at 5:00 p.m. EST on July 21, 2004 to discuss the quarterly results and business outlook. Investors and other interested parties can listen to the conference call over the Internet at Corillian’s corporate Web site at http://investor.corillian.com.

About Corillian Corporation

Corillian is the top provider of online banking solutions to leading financial institutions. Empowered with Corillian solutions, some of the world’s most visionary financial institutions provide their customers with the tools to manage their finances more effectively. Corillian’s solutions are unmatched in reliability and performance and successfully scale at some of the world’s largest financial institutions. Corillian’s proven solutions enable financial institutions to deliver innovative services enterprise-wide, across multiple delivery channels and multiple lines of business. The Corillian Voyager platform provides secure and scalable account access and transaction processing for a wide variety of applications built by Corillian’s expert software developers, by Corillian-certified partners and by the in-house development organizations of some of the world’s best financial institutions. For more information about Corillian Corporation, visit the company’s Web site at http://www.corillian.com.

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Matters discussed in this release may include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. For example, statements regarding Corillian’s business outlook and prospects for success in the online financial software and services industry are forward-looking. Factors that could cause actual results to differ include the risk that Corillian is not able to fulfill acceptance criteria on projects for its customers and fails to earn performance bonuses or receive milestone payments on such projects, that Corillian fails to sign new customers, that Corillian does not realize anticipated business from its sales pipeline, that Corillian’s existing customers do not continue to demand new products and services from Corillian, that Corillian’s customers experience performance problems or security breaches using Corillian’s solutions, that Corillian’s partners are not able to fulfill their contractual obligations to Corillian and such failure negatively impacts Corillian customers, that Corillian encounters significant problems in implementing its software for its customers or significant delays in developing software for its customers, that Corillian incurs significant legal expenses or losses in lawsuits and that financial institutions are affected by adverse government regulations or market conditions. Other risks include those stated in Corillian’s reports and other documents filed from time to time with the Securities and Exchange Commission, including its report on Form 10-Q for the quarter ended March 31, 2004.

For more information contact:

Steve Shaw | Corp. Communications Manager | Corillian Corporation | e-mail: sshaw@corillian.com | Phone: (503) 629-3770

Paul Wilde | Chief Financial Officer | Corillian Corporation | e-mail: pwilde@corillian.com | Phone: (503) 629-3300

CORILLIAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Quarter Ended
	June 30,	June 30,
	2004	2003
Revenues	$12,429	$11,482
Cost of revenues	4,785	4,933

Gross profit	7,644	6,549

Operating expenses:
Sales and marketing	1,825	1,437
Research and development	1,587	1,647
General and administrative	1,671	1,393

Total operating expenses	5,083	4,477

Income from operations	2,561	2,072
Other expense, net	(212)	(278)

Income before income taxes	2,349	1,794
Income taxes	50	—

Net income	$2,299	$1,794

Basic net income per share	$0.06	$0.05
Diluted net income per share	$0.06	$0.05
Shares used in computing basic net income per share	37,499	36,304
Shares used in computing diluted net income per share	40,198	36,988

CORILLIAN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and investments	$37,454	$26,844
Accounts receivable, net	2,535	6,103
Revenue in excess of billing	1,762	1,258
Other current assets	2,374	1,545

Total current assets	44,125	35,750
Property and equipment, net	4,858	5,765
Other assets	996	1,303

Total assets	$49,979	$42,818

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$3,308	$3,276
Deferred revenue	17,892	15,560
Current portion of long-term debt and capital lease obligations	1,027	1,529
Other current liabilities	1,463	968

Total current liabilities	23,690	21,333
Long-term debt and capital lease obligations, less current portion	737	1,075
Other long-term liabilities	735	856

Total liabilities	25,162	23,264

Shareholders’ equity:
Common stock	128,535	127,414
Accumulated other comprehensive income	58	48
Accumulated deficit	(103,776)	(107,908)

Total shareholders’ equity	24,817	19,554

Total liabilities and shareholders’ equity	$49,979	$42,818

CORILLIAN CORPORATION
SUPPLEMENTAL INFORMATION
(unaudited)

License revenues for the second quarter of 2004 were $5.0 million, or 40% of total revenues, as compared to $4.1 million in the second quarter of 2003, comprising 36% of total revenues. License block sales in the second quarter of 2004 were approximately $1.5 million, as compared to approximately $2.1 million in license block sales in the second quarter of 2003.

Corillian’s revenue backlog was $39.5 million as of June 30, 2004, compared to $37.2 million at the end of the fourth quarter of 2003. Revenue backlog represents contractual customer commitments, including fees for licenses, professional services, maintenance, hosting and subscriptions. Backlog is not necessarily indicative of revenues to be recognized in any given future period. For example, some of the fees reflected in backlog may be accounted for as funded research and development, depending on the nature of the work to be performed by Corillian. There are many factors that would impact Corillian’s filling of backlog, such as its progress in completing projects for its customers, Corillian’s customers’ meeting anticipated schedules for customer-dependent deliverables, and Corillian’s customers’ satisfying their contractual obligations. Corillian provides no assurances that any portion of its backlog will be filled during any fiscal year or at all or that its backlog will be recognized as revenues in any given period.

Total headcount as of June 30, 2004 was 214, compared with 221 as of June 30, 2003.

The actual total number of shares outstanding as of June 30, 2004 was 37.6 million shares.